Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the foregoing Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of our report dated March 20, 2006, except for Note 15 which is as of April 13, 2006, relating to the consolidated financial statements of DDS Technologies USA, Inc. and Subsidiary as of and for the years ended December 31, 2005 and 2004 and for the period from July 17, 2002 (inception) through December 31, 2005, and to the reference to our Firm under the caption “Experts” in the Prospectus.

WEINBERG & COMPANY, P.A.

Certified Public Accountants

Boca Raton, Florida

June 30, 2006